EXHIBIT 10.1
[Execution]
THIRD AMENDMENT to REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), with an effective date of February 14, 2018, is entered into by and among QUANTUM CORPORATION, a Delaware corporation (“Quantum” and together with each Person joined to the Credit Agreement as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.    Agent, the Lenders and the Borrowers are parties to that certain Revolving Credit and Security Agreement, dated as of October 21, 2016, as amended by the First Amendment to Revolving Credit and Security Agreement, dated as of April 19, 2017, and the Second Amendment to Revolving Credit and Security Agreement, dated as of November 6, 2017 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions.

(a)Interpretation. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

(b)New Definitions. The following defined terms are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Audit Committee” shall mean the audit committee of Quantum.
“Independent Investigation” shall mean the independent investigation, assisted by independent advisors, initiated by the Audit Committee in connection with the SEC Inquiry.

“SEC Inquiry” shall mean that certain inquiry initiated by the Securities and Exchange Commission on or around January 11, 2018 regarding Quantum’s accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016.

“Third Amendment” shall mean the Third Amendment to Revolving Credit and Security Agreement, dated as of the Third Amendment Effective Date, by and among Agent, Lenders and the Loan Parties.

“Third Amendment Effective Date” shall mean February 14, 2018.

(c)Amendments to Definitions.

(i)Applicable Margin. The definition of “Applicable Margin” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Applicable Margin’ shall mean (a) an amount equal to four percent (4.00%) for (i) Revolving Advances consisting of Domestic Rate Loans and (ii) Swing Loans, and (b) an amount equal to five percent (5.00%) for Revolving Advances consisting of LIBOR Rate Loans.”

(ii)EBITDA.

(A) The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby amended by deleting clause (c)(i) of such definition in its entirety and replacing it with the following:

“(i) (x) extraordinary, unusual or non-recurring non-cash costs, non-cash expenses and non-cash losses, and (y) extraordinary, unusual or non-recurring cash costs, cash expenses and cash losses in an aggregate amount not to exceed $3,000,000 in any fiscal year (commencing with the fiscal year ending March 31, 2019),”.

(B) The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by deleting clause (c)(xi) of such definition in its entirety and replacing it with the following:

“(xi) reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with cash restructuring charges up to (A) for such restructuring charges incurred prior to October 31, 2017, the amount of such restructuring charges actually incurred, and (B) for such restructuring charges incurred after October 31, 2017, an aggregate amount not to exceed $15,000,000 during the Term, in each case, to the extent (1) the realization of the savings to Quantum and its Subsidiaries directly arising from such restructuring charges are reasonably expected by Borrowers to commence within 12 months of any such restructuring charge and (2) Agent has received evidence, in form and substance reasonably satisfactory to Agent, supporting such expectations,”.

(C) The definition of “EBITDA” in Section 1.2 of the Credit Agreement is hereby further amended by (x) deleting “and” appearing at the end of clause (c)(xvi) of such definition and (y) inserting the following immediately prior to the period at the end of such clause:

“, (xviii) without duplication of any other add-back herein, cost savings and expense reductions factually supportable and projected by Borrowers in good faith to be realized as a result of specified actions taken in the fiscal quarters ending September 30, 2017, December 31, 2017 and March 31, 2018, in each case, calculated on a pro forma basis as though such cost savings and expense reductions had been realized on the first day of each applicable fiscal quarter; provided, that in any four (4) quarter period containing any such fiscal quarter, the aggregate amount of all cost savings and expense reductions added back pursuant to this clause (xviii) shall not exceed (x) $9,800,000 with respect to the fiscal quarter ending September 30, 2017, (y) $8,100,000 with respect to the fiscal quarter ending December 31, 2017 and (z) $3,100,000 with respect to the fiscal quarter ending March 31, 2018, and
(xix) without duplication of any other add-back herein, amounts paid by Borrowers to Term Loan Agent to reimburse Term Loan Agent for costs, fees and expenses incurred in connection with Term Loan Agent’s engagement of an independent financial advisor pursuant to Section 4.7(b) of the Term Loan Agreement in an aggregate amount not to exceed $250,000 during the Term, minus
(d) the amount (if any) by which the aggregate “Total Controlled Spend” (as such term is used in the income statements of Quantum and its Subsidiaries) for any fiscal quarter exceeds $51,800,000.”
(iii)Fee Letter. The definition of “Fee Letter” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Fee Letter’ shall mean the Amended and Restated Fee Letter, dated as of the Third Amendment Effective Date between Quantum and Agent.”
(iv)Fixed Charges. The definition of “Fixed Charges” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Fixed Charges’ shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash during such period (other than the German Tax Obligations in an amount not to exceed the Dollar Equivalent of €1,313,582.12 during the Term), plus (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; plus (d) all rent paid in cash during such period for restructured facilities; provided that, notwithstanding the foregoing, “Fixed Charges” shall not include (x) any prepayments or repayments of the Convertible Subordinated Debt made in accordance with Section 7.18 hereof during such period and (y) the amount of the Incremental Delayed Draw Term Loan repaid on June 30, 2020 in accordance with Section 2.1(b)(ii) of the Term Loan Agreement during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on December 31, 2017 shall be deemed to be $3,078,104.00.”

(v)Minimum PNC Qualified Cash Amount. The definition of “Minimum PNC Qualified Cash Amount” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Minimum PNC Qualified Cash Amount’ shall mean: (a) for the period from the Third Amendment Effective Date through and including March 31, 2019, $5,000,000, (b) for the period from April 1, 2019 through and including June 30, 2019, $7,500,000, (c) for the period from July 1, 2019 through and including September 30, 2019, $10,000,000, and (d) from and after October 1, 2019, $12,000,000.”

(vi)Specified Reporting Triggering Event. The definition of “Specified Reporting Triggering Event” in Section 1.2 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Specified Reporting Triggering Amount’ shall mean $8,000,000 (or such lesser amount as Agent shall determine in its Permitted Discretion).”

2.Manner and Repayment of Advances. Section 2.8(b) of the Credit Agreement is hereby amended by deleting the fifth sentence of such Section in its entirety and replacing it with the following:

“The Loan Parties further agree that from and after the Third Amendment Effective Date, there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.”

3.Mandatory Prepayments. Section 2.20 of the Credit Agreement is hereby amended by inserting the following subsection (e) at the end of such Section:

“(e) On the Third Amendment Effective Date, Borrowers shall use $7,000,000 of PNC Qualified Cash to make a mandatory prepayment of the Advances. Such prepayment shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Advances in accordance with the terms hereof.”

4.Inspection of Premises. Section 4.6 of the Credit Agreement is hereby amended by deleting the third sentence of such Section in its entirety and replacing it with the following:

“Notwithstanding the foregoing, (a) no more than two (2) such inspections shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (b) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (a), there shall be no limitation on the number or frequency of such inspections which may be conducted at the expense of the Borrowers.”

5.Appraisals. Section 4.7 of the Credit Agreement is hereby amended by deleting the fifth sentence of such Section in its entirety and replacing it with the following:

“Notwithstanding the foregoing, (i) no more than two (2) appraisals of Inventory and no more than two (2) appraisals of Intellectual Property (which may include, without limitation, an appraisal of the LTO Program) shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (ii) if an Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clause (i), there shall be no limitation on the number or frequency of appraisals which may be conducted at the expense of the Borrowers.”

6.Collection of Receivables.

(a)Section 4.8(d) of the Credit Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“All payments made by a Loan Party’s Customers remitted directly to Agent will be deposited by Agent in the Blocked Accounts, and from and after the Third Amendment Effective Date, all Customer remittances shall be treated as a repayment of Advances.”
(b)Section 4.8(h) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(h) All proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a Specified Domestic Blocked Account Bank, Specified Swiss Blocked Account Bank or such other bank or banks as may be acceptable to Agent in its Permitted Discretion (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent in its Permitted Discretion or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party shall deliver or cause to be delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent, among such Loan Party, Agent, Term Loan Agent and each bank at which each Blocked Account, each Depository Account and any other deposit account (other than any Swiss Blocked Account or any Excluded Account) of such Loan Party is maintained that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts, Depository Accounts and other deposit accounts. From and after the Third Amendment Effective Date, Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such Control Agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts to each Blocked Account Bank on a daily basis, either to a deposit account maintained by Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof. All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrowing Agent shall use commercially reasonable efforts to obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof) in such order as Agent shall determine in its sole discretion, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof; provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.”
7.Financial Covenants. Section 6.5 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“6.5 Financial Covenants.

(a)Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
December 31, 2017	1.25 to 1.00
March 31, 2018 and each fiscal quarter ending thereafter	1.00 to 1.00

(b)Senior Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Senior Net Leverage Ratio
December 31, 2017	4.50 to 1.00
March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019	4.25 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.25 to 1.00
December 31, 2019 and each fiscal quarter ending thereafter	3.00 to 1.00

(c)Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
December 31, 2017	5.50 to 1.00
March 31, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending March 31, 2019	4.75 to 1.00
June 30, 2019 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2019	3.75 to 1.00
March 31, 2020 and each fiscal quarter ending thereafter	3.50 to 1.00

(d)Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.”

8.Capital Expenditures. Section 7.6 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of (a) for the calendar year ending December 31, 2018, $12,000,000, and (b) for each calendar year ending thereafter, $15,000,000.”
9.Annual Financial Statements. Section 9.7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.7 Annual Financial Statements. Furnish Agent within (i) ninety (90) days after the end of each fiscal year (other than the fiscal year ending March 31, 2018) and (ii) one hundred twenty (120) days after the end of the fiscal year ending March 31, 2018, audited financial statements of Quantum and its Subsidiaries, on a consolidated basis and unaudited financial statements of Quantum and its Subsidiaries, on a consolidating basis (which shall consist of a balance sheet and statements of income, stockholders’ equity and cash flow), from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, and in reasonable detail and audited by independent certified public accountants reasonably acceptable to Agent (the “Accountants”) and certified without qualification (except, with respect to the fiscal year ending March 31, 2018, any qualification solely due to the projected, potential or possible failure to comply with any covenant under this Agreement or the Term Loan Agreement during the one year period following the date such certification is delivered). The reports described in this Section shall be accompanied by a Compliance Certificate.”
10.Certain Reports. Section 9.10 of the Credit Agreement is hereby amended by (a) deleting “and” appearing at the end of clause (a) of such Section and (b) inserting the following immediately prior to the period at the end of such Section:

“, (c) promptly, but in any event within three (3) Business Days following delivery or receipt thereof, copies of all notices and other communications sent or received by Quantum in connection with the SEC Inquiry, (d) promptly, but in any event within three (3) Business Days thereof, notification of any material update or development in connection with the Independent Investigation, and (e) promptly, but in any event within three (3) Business Days following the creation, delivery or receipt thereof, copies of all reports, summaries or findings prepared by, or any other material written communications received from, the Audit

Committee; provided that Quantum shall not be required to furnish to Agent any document, information or other matter (x) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (y) that is subject to attorney-client or similar privilege, or constitutes attorney work-product.”

11.Events of Default. Section 10.15 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“10.15 SEC Inquiry. Either (a) any material update or development has occurred, or finding reached, in connection with the SEC Inquiry or the Independent Investigation which could reasonably be expected to result in a Material Adverse Effect, or (b) the SEC Inquiry or the Independent Investigation has discovered, determined or ruled that any consolidated financial statements of Quantum and its Subsidiaries were materially misleading in the reasonable judgement of Agent; or”.

12.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party;

(b)Agent shall have received the Fee Letter, duly authorized, executed and delivered by Quantum;

(c)Agent shall have received, in form and substance satisfactory to Agent, the Second Amendment to the Intercreditor Agreement, duly authorized, executed and delivered by Term Loan Agent;

(d)Agent shall have received, in form and substance satisfactory to Agent, that certain Third Amendment to Term Loan Credit and Security Agreement, dated as of the Third Amendment Effective Date, among Term Loan Agent, the Term Loan Lenders party thereto and the Loan Parties, duly authorized, executed and delivered by the parties thereto;

(e)Agent shall have received payment from Borrowers of all fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Credit Agreement in connection with the preparation, execution and delivery of this Amendment; and

(f)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

13.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Term Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, (y) any immaterial Consents of any Governmental Body, or (z) those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect on the date hereof, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Term Loan Documents;

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g)after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

14.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

15.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

16.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

17.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

18.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

19.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	QUANTUM CORPORATION By: /s/ Fuad Ahmad Name:Fuad Ahmad Title:Chief Financial Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Daniela Piemonte Name:Daniela Piemonte Title:Assistant Vice President